UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016 (November 2, 2016)

Harsco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
350 Poplar Church Road, Camp Hill, Pennsylvania		17011
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 717-763-7064

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Refinancing

On November 2, 2016 (the “Closing Date”), Harsco Corporation (the “Company”), entered into an amendment and restatement agreement and first amendment to guarantee and collateral agreement (the “Amendment Agreement”) with certain lenders and Citibank Bank, N.A., as administrative agent and as collateral agent, pursuant to which the Company’s Second Amended and Restated Credit Agreement, dated as of December 2, 2015 (the “Existing Credit Agreement”) was amended and restated in its entirety and replaced with a third amended and restated credit agreement attached to the Amendment Agreement (such amended and restated credit agreement, the “Credit Agreement”).

The Credit Agreement provides for (i) a new five-year revolving credit facility in an initial aggregate principal amount of $400 million (such facility, the “Revolving Credit Facility”) and (ii) a new seven-year term loan B facility in an initial aggregate principal amount of $550 million (such facility, the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Credit Facilities”).

The proceeds from the Senior Credit Facilities incurred on the Closing Date were used to (i) refinance the Company’s existing credit facilities, (ii) satisfy and discharge the indenture, dated as of May 15, 2008, between the Company, as issuer and The Bank of New York, as trustee (the “Indenture”), governing the Company’s 5.75% Senior Notes due 2018 (the “Notes”) and fund a redemption of the Notes as more fully described below and (iii) pay related transaction fees and expenses.

New Senior Credit Facilities

Borrowings under the Revolving Credit Facility bear interest at a rate per annum ranging from 87.5 to 200 basis points over the Base Rate or 187.5 to 300 basis points over the Adjusted LIBOR Rate (for borrowings in US Dollars or Sterling) or the Adjusted EURIBOR Rate (for borrowings in Euro), each as defined in the Credit Agreement. Borrowings under the Term Loan Facility bear interest at a rate per annum ranging from 375 to 400 basis points over the Base Rate or 475 to 500 basis points over the Adjusted LIBOR Rate (for borrowings in US Dollars or Sterling).

The Revolving Credit Facility matures on November 2, 2021 and the Term Loan Facility matures on November 2, 2023.

The Term Loan Facility requires scheduled quarterly payments, each equal to 0.25% of the original principal amount of the loans under the Term Loan Facility made on the Closing Date. These payments are reduced by the application of any prepayments, and any remaining balance is due and payable on the maturity of the Term Loan Facility. Any principal amount outstanding under the Revolving Credit Facility is due and payable on the maturity of the Revolving Credit Facility.

The obligations of the Company are guaranteed by substantially all of the Company’s current and future wholly-owned domestic subsidiaries (the “Guarantors”). All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the Guarantors.

The Credit Agreement requires certain mandatory prepayments of outstanding loans under the Term Loan Facility, subject to certain exceptions, based on (i) net cash proceeds of certain asset sales and casualty and condemnation events, in some cases subject to reinvestment rights and certain other exceptions, (ii) net cash proceeds from a sale or distribution of all or substantially all of the Company’s Metals & Minerals business segment, (iii) net cash proceeds of any issuance of debt, excluding permitted debt issuances, and (iv) a percentage of Excess Cash Flow (as defined in the Credit Agreement) during a fiscal year.

The Credit Agreement requires the Company to comply with a maximum total net leverage ratio equal to (i) in the case of any fiscal quarter ending on or before December 31, 2016, 4.00:1.00, (ii) in the case of any fiscal quarter ending after December 31, 2016 and on or before December 31, 2017, 3.75:1.00 and (iii) in the case of any fiscal quarter ending after December 31, 2017, 3.50:1.00. These ratios are increased by 0.50 for a period of one year following the consummation of certain significant acquisitions. In addition, the Credit Agreement requires the Company to comply with a minimum interest coverage ratio of 3.00:1.00.

Upon a sale or distribution of all or substantially all of the Company’s Metals & Minerals business segment, the borrowing capacity under the Revolving Credit Facility will be reduced, if necessary, to an amount such that the total net leverage ratio of the Company, on a pro forma basis and assuming the borrowing of all available revolving commitments under the Revolving Credit Facility, is equal to 2.50:1.00.

The Credit Agreement contains a number of negative covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of each of its restricted subsidiaries to:

•	incur additional indebtedness or guarantees;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of its subsidiaries;

•	make dividends or purchase, redeem or acquire capital stock of the Company; and

•	consolidate or merge.

The agent and certain of the lenders providing funding or other services under the Senior Credit Facilities, as well as certain of their affiliates, have, from time to time, provided investment banking and financial advisory services to the Company and/or its affiliates for which they have received customary fees and commissions. Such agent and lenders may provide these services from time to time in the future.

The foregoing description of the Amendment Agreement is qualified in its entirety by reference to the complete terms and conditions of the Amendment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

Effective as of November 2, 2016, the Indenture governing the Notes has been satisfied and discharged in accordance with its terms. The Company discharged the Indenture after delivering a notice to the holders of the Notes on November 2, 2016 stating that it intends to redeem all outstanding Notes on December 2, 2016 (the “Redemption Date”). Concurrent with such notice, the Company funded, to the trustee under the Indenture, an amount sufficient to redeem all outstanding Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes and the Indenture), plus 30 basis points, plus accrued interest thereon to the Redemption Date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events.

On November 2, 2016, the Company announced the closing of the Credit Agreement and the satisfaction and discharge of the Indenture. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment and Restatement Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of November 2, 2016, among the Company, the subsidiaries of the Company party thereto, Citibank N.A., as administrative agent and collateral agent and the lenders party thereto.

99.1	Press Release issued November 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: November 8, 2016	By:	/s/ Russell C. Hochman
Name: Russell C. Hochman Title: Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary